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                                                                       EXHIBIT 5

                    [HIGGS, FLETCHER & MACK LLP LETTERHEAD]


                                                                   June 11, 1997




FP Bancorp, Inc.
613 West Valley Parkway
Escondido, CA 92025

    RE: POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-8 FILE NO. 33-32788
          FILED JUNE 11, 1997 (THE "AMENDMENT")

Gentlemen:

         We have acted as special counsel for FP Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement relating to the registration under the Securities Act of 1933 of the Company's proposed granting of incentive and non-incentive options to its employees and employees of its subsidiary (the "Options") for up to 500,000 shares of Common Stock, $.001 par value (the "Shares") pursuant to the Amended and Restated 1988 Stock Option Plan of FP Bancorp, Inc. (the "Plan").

         This opinion letter is governed by, and shall be interpreted in accordance with, the legal opinion accord (the "Accord") of the American Bar Association Business Law Section (1991). As a consequence of interpretation of this opinion letter pursuant to the Accord, this opinion letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, and should be read in conjunction therewith. The law covered by this opinion letter is limited to the law of the State of California with respect to matters of corporate law, to the law of the State of California with respect to the Securities Law, and to the Securities Act of 1933, as amended.

         In so acting, we have examined a copy of the Certificate of Incorporation of the Company, as amended, a copy of the Bylaws of the Company, as amended, a copy of the Plan, as amended, resolutions adopted by the Board of Directors of the Company, the Officer's Certificates of Gary W. Deems, Secretary of the Company, and such other records and documents as we have deemed relevant and necessary for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and of all documents submitted to us as certified or photostatic copies.



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FP Bancorp, Inc.
June 11, 1997
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         Based upon the foregoing, we are of the opinion that the Shares, and the Options, have been duly and validly authorized and, upon issuance of the Shares, and assuming exercise of the Options and in exchange for payment therefor, both as described in the Amendment, the Shares will be legally issued and outstanding, fully paid and non-assessable.

         We consent to being named in the Amendment and in the related Prospectus under the heading "Legal Matters," and further consent to your filing this legal opinion as an exhibit to the Amendment.


                                                     Very truly yours,



                                                     HIGGS, FLETCHER & MACK LLP